Exhibit 10.45

STOCK OPTION AGREEMENT

December 15, 2004

Mr. A. Laurence Jones
840 Sixth Street
Boulder, Colorado 80302

Re:     Grant of Stock Option

Dear Larry:

     The Board of Directors of Activant Solutions Holdings Inc. (the “Company”) has adopted the Company’s Second Amended and Restated 2000 Stock Option Plan (the “Plan”) for certain individuals, directors and key employees of the Company and its Related Entities and certain non-employees. A copy of the Plan is being furnished to you concurrently with the execution of this Option Agreement and shall be deemed a part of this Option Agreement as if fully set forth herein. Unless the context otherwise requires, all capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Plan and in that certain Executive Employment Agreement (the “Employment Agreement”), executed as of the date hereof, to be effective as of October 7, 2004, among you, the Company and Activant Solutions Inc. (“Activant”); provided, however, that to the extent definitions in the Plan are different from definitions in the Employment Agreement, the definitions in the Employment Agreement will control.

     1. The Grant.

     Subject to the conditions set forth below, the Company hereby grants to you as a matter of separate inducement and not in lieu of any salary or other compensation for your services, the right and option to purchase (the “Option”), in accordance with the terms and conditions set forth herein and in the Plan, an aggregate of 3,000,000 shares of Common Stock of the Company (the “Option Shares”), at the Exercise Price (as hereinafter defined). As used herein, the term “Exercise Price” shall mean a price equal to $2.25 per share, subject to the adjustments and limitations set forth herein and in the Plan. The Option granted hereunder is intended to constitute a Non-Qualified Option within the meaning of the Plan; however, you should consult with your tax advisor concerning the proper reporting of any federal or state tax liability that may arise as a result of the grant or exercise of the Option.

     2. Exercise.

     (a) For purposes of this Option Agreement, the Option Shares shall be deemed “Nonvested Shares” unless and until they have become “Vested Shares” in accordance with the provisions hereof. Notwithstanding anything to the contrary contained in Section 6(c) of the Plan, the Option Shares shall become “Vested Shares” in four equal, consecutive annual installments on October 7, 2005, October 7, 2006, October 7, 2007, and October 7, 2008. In addition, notwithstanding anything to the contrary contained in Sections 6 or 10 of the Plan:

     (i) upon (A) the occurrence of a Change of Control (as defined in the Employment Agreement) all Nonvested Shares shall become Vested Shares and (B) upon termination of your employment by Activant without Cause (as defined in the Employment Agreement) or if you resign from Activant for Good Reason (as defined in the Employment Agreement), the lesser of (1) 1,125,000 Option Shares or (2) the number of Nonvested Shares under the Option at the time of such termination shall become Vested Shares, in each case without the necessity of action by the Committee; provided, however, that notwithstanding the foregoing, if as a result of the foregoing the total sum of (x) the payments and benefits to be paid or provided to (or with respect to) you under this Option Agreement which are considered to be “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (y) any other payments and benefits which are considered to be “parachute payments,” as so defined, to be paid or provided to (or with respect to) you by the Company in connection with such Change of Control or termination (the “Total Amount”) exceeds the amount you can receive without having to pay excise tax with respect to all or any portion of such payments or benefits under Section 4999 of the Code, then, if no stock of Holdings is readily tradable on an established securities market or otherwise within the meaning of Section 280G(b)(5)(A)(ii)(I) of the Code and the regulations promulgated thereunder, the accelerated vesting of such Nonvested Shares pursuant to this Section 2(a)(i) shall be subject to the requisite approval of the stockholders of Holdings such that the amount of such payments attributable to such accelerated vesting shall be exempt from the definition of “parachute payment” pursuant to Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, and absent obtaining such stockholder approval such Nonvested Shares (or that portion thereof described above) shall not become Vested Shares pursuant to this Section 2(a)(i); and

     (ii) upon voluntary termination of your employment with Activant or upon termination by Activant of your employment, you shall have three hundred and sixty (360) days following the Date of Termination to exercise any vested but unexercised Option Shares.

     (b) Subject to the relevant provisions and limitations contained herein and in the Plan, you may exercise the Option to purchase all or a portion of the applicable number of Vested Shares at any time prior to the termination of the Option pursuant to this Option Agreement and the Plan. In no event shall you be entitled to exercise the Option for any Nonvested Shares or for a fraction of a Vested Share.

     (c) The unexercised portion of the Option, if any, will automatically, and without notice, terminate and become null and void on October 7, 2014.

     (d) Any exercise by you of the Option shall be in writing addressed to the Secretary of the Company at its principal place of business (a copy of the form of exercise to be used will be available upon written request to the Secretary), and shall be accompanied by a certified or bank check payable to the order of the Company in the full amount of the Exercise Price of the shares so purchased, or in such other manner as described in the Plan and established by the Committee.

     3. Miscellaneous.

     (a) Except as provided in the last sentence of this Section 3(a), this Option Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan, and in the event of any conflict or inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall be controlling. Notwithstanding the foregoing, the terms of Section 2(a) hereof shall control notwithstanding any conflict or inconsistency between the terms thereof and the terms of the Plan.

     (b) This Option Agreement is not a contract of employment, and the terms of your employment shall not be affected by, or construed to be affected by, this Option Agreement, except to the extent specifically provided herein. Nothing herein shall impose, or be construed as imposing, any obligation (i) on the part of the Company or any Related Entity to continue your employment or (ii) on your part to remain in the employ of the Company or any Related Entity.

     (c) Notwithstanding anything to the contrary herein or in the Plan, the Company hereby waives its right to exercise the Purchase Option in respect of the Option and the Option Shares pursuant Section 11 of the Plan.

     Please indicate your acceptance of all the terms and conditions of the Option and the Plan by signing and returning a copy of this Option Agreement.

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Very truly yours,

ACTIVANT SOLUTIONS
HOLDINGS INC.

By: Peter Brodsky
Name:

Title:

ACCEPTED:

A. Laurence Jones

Date: December , 2004